SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Materials Pursuant to 240.14a-11(c) or 240.14a-12


                        THOMAS & BETTS CORPORATION
                (Name of Registrant as Specified in Its Charter)

      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2), or Item
    22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)   Title of each class of securities to which transaction applies:

- -------------------------------------------------------------------------------
     (2)   Aggregate number of securities to which transaction applies:

- -------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- -------------------------------------------------------------------------------
     (4)   Proposed maximum aggregate value of transaction:

- -------------------------------------------------------------------------------
     (5)   Total fee paid:

- -------------------------------------------------------------------------------

[ ] Fee paid with preliminary materials.
[ ] Check box if any of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)   Amount previously paid:
- -------------------------------------------------------------------------------
     (2)   Form, Schedule or Registration Statement No.:
- -------------------------------------------------------------------------------
     (3)   Filing Party:
- -------------------------------------------------------------------------------
     (4)   Date Filed:
- -------------------------------------------------------------------------------

                                                                          [LOGO]
- --------------------------------------------------------------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 3, 1995

To the Shareholders of THOMAS & BETTS CORPORATION:

    The Annual Meeting of Shareholders of Thomas & Betts Corporation will be held at the East Memphis Hilton, 5069 Sanderlin, Memphis, Tennessee, on May 3, 1995, at 10 a.m. at which time the following matters will be considered:

    1.  Election of eleven directors;

    2. Ratification of the appointment of KPMG Peat Marwick LLP as independent public accountants; and

    3. Transaction of such other business as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on March 6, 1995, will be entitled to receive notice of, and to vote at, the Annual Meeting of Shareholders or any adjournment thereof.

    Whether or not you expect to attend the meeting in person, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY to Inspectors of Election, First Chicago Trust Company of New York, P.O. Box 8711, Edison, New Jersey 08818-9180.

    Your attention is directed to the Proxy Statement which is printed on the following pages.

                                              JANICE H. WAY, Corporate Secretary
1555 Lynnfield Road
Memphis, Tennessee 38119
March 20, 1995

                             YOUR VOTE IS IMPORTANT
                       PLEASE RETURN YOUR PROXY PROMPTLY

                           THOMAS & BETTS CORPORATION
                                PROXY STATEMENT
                                ---------------


                             SOLICITATION OF PROXY

    THE ENCLOSED PROXY IS BEING MAILED AND SOLICITED THIS 20TH DAY OF MARCH, 1995, BY AND ON BEHALF OF THE BOARD OF DIRECTORS (THE "BOARD") OF THOMAS & BETTS CORPORATION (THE "CORPORATION") whose principal executive offices are at 1555 Lynnfield Road, Memphis, Tennessee 38119, for use in connection with the Annual Meeting of Shareholders to be held at 10 a.m. on May 3, 1995, at the East Memphis Hilton, 5069 Sanderlin, Memphis, Tennessee, and at any adjournment thereof (the "Annual Meeting"). The matters to be considered and acted upon at such Annual Meeting are referred to in the preceding Notice and are more fully discussed below. All shares represented by proxies which are returned properly signed will be voted as specified on the proxy card. If choices are not specified on the proxy card, the shares will be voted as recommended by the Board. The By-laws of the Corporation require that the holders of a majority of the total number of shares entitled to vote be represented in person or by proxy in order for the business of the meeting to be transacted.

    The cost of soliciting proxies for the Annual Meeting will be borne by the Corporation. The Corporation has retained Hill and Knowlton, Inc., 466 Lexington Avenue, New York, N.Y. 10017, to distribute material to beneficial owners whose shares are held by brokers, banks, or other institutions, and to assist in soliciting proxies, for a fee estimated at $5,700 plus expenses. In addition, directors, officers and other employees may solicit proxies in person and by mail or telecommunication. The Corporation will also reimburse brokers, banks and others who are record holders of the Corporation's shares for reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

                              REVOCATION OF PROXY

    A proxy may be revoked by the shareholder by giving written notice of revocation to the Inspectors of Election, First Chicago Trust Company of New York, P.O. Box 8711, Edison, New Jersey 08818-9180, or by filing another proxy with the Inspectors of Election at any time prior to its exercise.

                            COMMON STOCK OUTSTANDING

    At the close of business on March 6, 1995, there were outstanding and entitled to vote at the Annual Meeting 19,632,901 shares of Common Stock, $.50 par value (the "Common Stock"). There were 20,418 treasury shares which carry no voting rights. Holders of record of Common Stock at the close of business on March 6, 1995, will be entitled to one vote for each share held on all matters properly coming before the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table shows persons or groups who are known to the Corporation to be beneficial owners of more than 5% of the outstanding Common Stock of the Corporation as of December 31, 1994.

                       NAME AND ADDRESS                           AMOUNT AND NATURE OF    PERCENT
                      OF BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP    OF CLASS
- ---------------------------------------------------------------   --------------------    --------
Delaware Management Company, Inc...............................         1,462,719(1)         7.47%
  2005 Market Street
  Philadelphia, Pennsylvania 19103
FMR Corp.......................................................         2,501,260(2)        12.77%
  82 Devonshire Street
  Boston, Massachusetts 02109

- ------------

(1) Information provided on Schedule 13G by Delaware Management Company, Inc. as of December 31, 1994, indicates that it has sole investment power as to all 1,462,719 shares, sole voting power as to 1,144,000 shares, and shared voting power as to 12,300 shares; and that an additional 1,701 shares (.009%) are beneficially owned by Delaware Investment Counselors, Inc., an affiliated investment adviser.

(2) Information provided on Schedule 13G by FMR Corp. as of December 31, 1994, indicates that it has sole investment power as to all 2,501,260 shares, sole voting power as to 76,180 shares, and no voting power as to any other shares.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table provides data on Common Stock of the Corporation beneficially owned as of February 3, 1995, by each director, director nominee, and each of the executive officers named in the Summary Compensation Table and by the directors, director nominees, and executive officers as a group, as reported by each person. Unless otherwise stated, the beneficial owners exercise sole voting and investment power over their shares.

                                                                    AMOUNT AND NATURE OF       PERCENT
    NAME OF BENEFICIAL OWNER                                     BENEFICIAL OWNERSHIP(1)(2)    OF CLASS
- --------------------------------------------------------------   --------------------------    --------
Ronald P. Babcock.............................................              43,086               *
Raymond B. Carey, Jr..........................................               3,300               *
Ernest H. Drew................................................                 700(3)            *
T. Kevin Dunnigan.............................................             103,227               *
Uberto Gamaggio...............................................               3,617               *
Jeananne K. Hauswald..........................................                 267               *
Thomas W. Jones...............................................                 400(3)(4)         *
Robert A. Kenkel..............................................                 100               *
Kenneth R. Masterson..........................................                  25               *
Clyde R. Moore................................................              33,204               *
J. David Parkinson............................................              17,653(5)            *
Dominic J. Pileggi............................................              20,322               *
Ian M. Ross...................................................                 500(3)            *
William H. Waltrip............................................                 400               *
Directors, director nominees, and executive officers as a
  group (17 including the above)..............................             246,454               1.25%

- ------------

 * Less than one percent of the Corporation's outstanding Common Stock.

(1) Includes shares which may be acquired within 60 days of February 3, 1995, through the exercise of stock options, as follows: Mr. Babcock, 16,400; Mr. Dunnigan, 61,085; Mr. Gamaggio, 684; Mr. Moore, 21,675; Mr. Pileggi, 11,009; and all directors and executive officers as a group (8), 121,946.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)
(2) Includes shares of restricted stock with respect to which the holders have sole voting power but no investment power during the restricted period, as follows: Mr. Babcock 4,000; Mr. Carey, 300; Dr. Drew, 300; Mr. Dunnigan, 13,539; Mr. Gamaggio, 2,933; Ms. Hauswald, 142; Mr. Jones, 300; Mr. Kenkel, 100; Mr. Masterson, 25; Mr. Moore, 9,729; Mr. Parkinson, 300; Mr. Pileggi, 2,715; Dr. Ross, 300; Mr. Waltrip, 300; and all directors and executive officers as a group (17), 40,408.

(3) Amounts do not include phantom stock shares credited to accounts in the Deferred Fee Plan for Nonemployee Directors of Thomas & Betts Corporation, described on page 7, as follows: Dr. Drew, 600; Mr. Jones, 701; Dr. Ross, 763.

(4) Includes 100 shares with respect to which Mr. Jones shares voting and investment power with his wife.

(5) Includes 968 shares with respect to which Mr. Parkinson shares voting and investment power with his wife. Does not include 5,001 shares owned by the wife of Mr. Parkinson with respect to which he disclaims beneficial ownership.

    On the basis of reports and representations submitted by the directors and executive officers of the Corporation, all Forms 3, 4 and 5 showing ownership of and changes in ownership of the Corporation's Common Stock during 1994 were timely filed with the Securities and Exchange Commission as required by Section 16(a) of the Securities Exchange Act of 1934.

                                 ANNUAL REPORT

    The Corporation's Annual Report to Shareholders for the fiscal year ended January 1, 1995, containing consolidated financial statements reflecting the financial position of the Corporation as of January 1, 1995, and January 2, 1994, and the results of operations and changes in cash flows for each of the years in the three-year period ended January 1, 1995, has been mailed with this proxy material to all shareholders.

1. ELECTION OF DIRECTORS

    At the forthcoming Annual Meeting it is intended that 11 directors shall be elected, each to hold office for the term of one year and until a successor shall be elected and shall qualify. The nominees identified below will be proposed by the Board for the 11 directorships. Shares represented by proxies which are returned properly signed will be voted for the nominees unless the shareholder indicates on the proxy that authority to vote the shares is withheld for one or more or for all of the nominees listed. The 11 nominees for election as directors who receive the greatest number of votes cast shall become directors at the conclusion of the tabulation of votes. Any shares not voted, whether by abstention, broker non-vote or otherwise, have no effect on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. Should a nominee become unable to serve as a director, the proxy will be voted for the election of a substitute nominee who shall be designated by the Board or, if no substitute nominee is named, the number of directorships will be reduced accordingly.

    Following is information on the principal occupation of each nominee, positions and offices with the Corporation, and membership on other boards of directors.

............   RAYMOND B. CAREY, JR., 68
............   A DIRECTOR SINCE 1987
............
...[PHOTO]..       Formerly Chairman of the Board (1973 to 1989), Chief
............  Executive Officer (1972 to 1988) and President (1971 to 1986) of
............  ADT Security Systems, Inc. (electronic protection systems). He
............  is a director of C. R. Bard, Inc. and The Kroger Company.


............  ERNEST H. DREW, 57
............  A DIRECTOR SINCE 1989
............
...[PHOTO]..       Member of Board of Management (January 1995 to present) of
............  Hoechst A.G. (chemicals, pharmaceuticals, fibers and plastics).
............  Dr. Drew was Chair man (May 1994 to 1995), Chief Executive Officer
............  (1988 to 1995), and President (1987 to May 1994) of Hoechst
              Celanese Corporation. He is a director of Manville Corporation, Public Service Enterprise Group Incorporated, and Riverwood International Corp.


............  T. KEVIN DUNNIGAN, 57
............  A DIRECTOR SINCE 1975
............
...[PHOTO]..      Chairman of the Board (1992 to present) and Chief Executive
............  Officer (1985 to present) of the Corporation. Mr. Dunnigan was
............  President of the Corporation (1980 to 1994). He is a director of
............  C. R. Bard, Inc., Elsag Bailey Process Automation N.V., and
              Lukens Inc.


............  JEANANNE K. HAUSWALD, 50
............  A DIRECTOR SINCE 1993
............
...[PHOTO]..      Vice President and Treasurer (1993 to present) and formerly
............  Vice President-Human Resources (1990 to 1993) and Treasurer (1987
............  to 1990) of The Seagram Company Ltd. (distilled spirits, wines,
............  fruit juices and beverages).

............  THOMAS W. JONES, 45
............  A DIRECTOR SINCE 1992
............
...[PHOTO]..      President and Chief Operating Officer (1993 to present) and
............  formerly Executive Vice President and Chief Financial Officer
............  (1989 to 1993) of Teachers Insurance and Annuity Association--
............  College Retirement Equities Fund (pension system for employees of colleges, universities, independent schools, and related organizations). Mr. Jones is a trustee of Eastern Enterprises.


............  ROBERT A. KENKEL, 60
............  A DIRECTOR SINCE 1994
............
...[PHOTO]..      Business consultant (1990 to present). Mr. Kenkel was Chairman
............  of the Board, Chief Executive Officer and Chief Operating Officer
............  (1988 to 1990) of The Pullman Co. (automotive, aerospace and
............  industrial components and products). He held chief operating officer positions (1985 to 1990) in various other companies within the Forstmann-Little group (electrical, aerospace, automotive, industrial and consumer products), including FL Industries, Inc. which was acquired by the Corporation in 1992.


............  KENNETH R. MASTERSON, 51
............  A DIRECTOR SINCE FEBRUARY 1, 1995
............
...[PHOTO]..      Senior Vice President and General Counsel (1981 to present)
............  and Secretary (1993 to present) of Federal Express Corporation
............  (worldwide express delivery services).
............


............  CLYDE R. MOORE, 41
............  A DIRECTOR SINCE 1993
............
...[PHOTO]..      President and Chief Operating Officer of the Corporation (1994
............  to present). Mr. Moore was President-Electrical Division (1992 to
............  1994) of the Corporation; President and Chief Operating Officer
              (1990 to 1992) of FL Industries, Inc. (electrical components) and President of its American Elec tric Division (1985 to 1992) prior to its acquisition by the Corporation.

............  J. DAVID PARKINSON, 65
............  A DIRECTOR SINCE 1968
............      Formerly Chairman of the Board (1975 to 1992), President
...[PHOTO]..  (1974 to 1980), and Chief Executive Officer (1974 to 1985) of
............  the Corporation.
............


............  IAN M. ROSS, 67
............  A DIRECTOR SINCE 1980
............      President Emeritus (1991 to present) and President (1979 to
...[PHOTO]..  1991) of AT&T Bell Laboratories (research and development for
............  AT&T Corp.). Dr. Ross is a director of The B.F. Goodrich Co.
............


............  WILLIAM H. WALTRIP, 57
............  A DIRECTOR SINCE 1983
............      Chairman and Chief Executive Officer (1993 to present) of
...[PHOTO]..  Technology Solutions Company (services and resources to design,
............  develop and implement large-scale computer systems). Mr. Waltrip
............  was Chairman (1992 to 1993), Chief Executive Officer and
              President (1991 to 1993) of Biggers Brothers, Inc. (food service distributors); Vice Chairman (1991 to 1992) of Unifax, Inc., the parent corporation of Biggers Brothers, Inc; and a business consultant (1988 to 1991). Mr. Waltrip is a director of Bausch
              & Lomb Inc, Recognition International Inc., Teachers Insurance and Annuity Association, and Technology Solutions Company.

                             THE BOARD OF DIRECTORS

    The Board establishes broad corporate policy and gives guidance to the Corporation. There were 9 meetings of the Board and 15 meetings of committees of the Board in 1994. All directors except Dr. Drew attended at least 75% of the meetings of the Board and committees of which they were members. The total combined attendance at these meetings was 91%.

    Nonemployee directors receive a retainer fee of $22,000 per year plus a fee of $1,500 for each Board meeting attended and $1,000 for each regularly scheduled committee meeting attended. Committee chairman receive an additional retainer fee of $3,500 per year. Employee directors do not receive any fees for serving as a director of the Corporation or as a member or chairman of any committee of the Board. Under the Thomas & Betts Corporation Restricted Stock Plan for Nonemployee Directors, each person who is elected or who continues as a director receives each year an award of 100 restricted shares of the Corporation's Common Stock effective as of the date of the annual meeting of shareholders. A nonemployee director who is elected to fill a vacancy or a newly created directorship in the interim between annual meetings receives an award of a prorated number of restricted shares of Common Stock effective as of the date of election. Shares awarded to a nonemployee director remain restricted until such director's termination of service as a director.

    Under the Deferred Fee Plan for Nonemployee Directors of Thomas & Betts Corporation, each director may elect to defer all or a portion of compensation for services as a director. Any amount so deferred is valued, in accordance with the director's election, as if invested in a one-year Certificate of Deposit or in a hypothetical investment in the Corporation's Common Stock. A deferred fee account is payable only in cash and is distributed, in accordance with the director's election, in a lump sum or in installments, upon termination of service or on January 15 or July 15 of a year specified by the director.

    Under the Thomas & Betts Corporation Retirement Plan for Nonemployee Directors, directors (excluding those who are current or former employees of the Corporation) who have served on the Board for at least five years will receive upon retirement an annual benefit payable over a five-year period equal to 50% of the amount of the annual retainer fee in effect at retirement. Each additional year of service up to an aggregate of ten years increases the amount of the benefit payable by ten percentage points and the payment period by one year, to a maximum of 100% of the retainer payable for a period of ten years. In the event of a change of control of the Corporation, each nonemployee director would be fully vested in the maximum retirement benefit.

                      COMMITTEES OF THE BOARD OF DIRECTORS

    There are four standing committees of the Board: Executive Committee, Audit Committee, Committee on Directors, and Human Resources Committee. Members of each committee, who are elected by the full Board, are named below. The Corporation follows the practice of periodically rotating the chairmanship of the Audit Committee, Committee on Directors, and Human Resources Committee.

                                                         COMMITTEE
                                                            ON                    HUMAN
       EXECUTIVE                  AUDIT                  DIRECTORS              RESOURCES
- -----------------------  -----------------------  -----------------------  -------------------
J. David Parkinson*      Thomas W. Jones*         Raymond B. Carey, Jr.*   Ernest H. Drew*
Raymond B. Carey, Jr.    Jeananne K. Hauswald     T. Kevin Dunnigan        Ian M. Ross
T. Kevin Dunnigan        Robert A. Kenkel         J. David Parkinson       William H. Waltrip
William H. Waltrip

   * Chairman

EXECUTIVE COMMITTEE

    The Executive Committee's function is to act for the Board, to the extent permitted by law, in any situation in which Board action is required and it is not practicable to have a meeting of the Board. There were three meetings of the Executive Committee in 1994.

AUDIT COMMITTEE

    This committee is composed solely of nonemployee directors of the Corporation. The Audit Committee (1) considers the independent accountants to be employed and recommends to the Board the firm to be appointed, subject to ratification by the Corporation's shareholders; (2) consults with the independent accountants with regard to the plan and scope of the annual audit of the Corporation's financial statements; (3) reviews, in consultation with the independent accountants, the Corporation's annual financial statements and related notes, the results of the audit, and the management letter and response thereto; (4) reviews, in consultation with the independent accountants and the internal auditors, the adequacy and scope of the Corporation's internal controls and procedures; (5) reviews and approves the fees and expenses associated with audit and non-audit services provided by the independent accountants; (6) reviews with the internal auditors the internal audit plan and current audit results; (7) reports the results of its findings and actions to the Board; and
(8) directs and supervises investigations, if necessary, into any matter that it deems appropriate. There were three meetings of the Audit Committee in 1994.

COMMITTEE ON DIRECTORS

    A majority of the members of this committee must be nonemployee directors of the Corporation. A former employee serving on this committee is considered a nonemployee director. The Committee on Directors (1) reviews and makes recommendations to the Board regarding the maintenance of a desirable balance of skill and expertise among Board members; (2) receives suggestions and makes recommendations to the Board concerning candidates for the Board and the slate of director nominees to be submitted to the annual meeting of shareholders; (3) makes recommendations to the Board concerning the compensation of nonemployee directors and the retirement policy of the Board; (4) reviews Board procedures and practices; (5) recommends membership assignments for committees of the Board; and (6) reviews and takes action on requests for management personnel to serve on boards of directors of other companies. The Committee on Directors will consider shareholder suggestions of persons for consideration as candidates for nomination as members of the Board. Shareholders should submit the name, biographical data, and qualifications of any such suggested candidate to the Corporate Secretary. Any such recommendation should be accompanied by the written consent of such person to be named as a candidate and, if nominated and elected, to serve as a director. If a shareholder wishes to nominate at the annual meeting of shareholders a person for election to the Board, the Corporation's By-laws require that the nomination satisfy certain conditions, including, generally, that written notice be delivered to the Corporate Secretary at the Corporation's principal executive offices not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting of shareholders. A copy of the applicable By-law is available from the Corporate Secretary upon the request of any shareholder. There were three meetings of the Committee on Directors in 1994.

HUMAN RESOURCES COMMITTEE

    This committee is composed solely of nonemployee directors of the Corporation. The Human Resources Committee (1) reviews compensation programs, employee benefit plans, and personnel policies applicable to officers and other members of senior management; (2) reviews management development and succession programs; (3) reviews major organization changes and evaluates their impact on senior management succession plans and reward systems, and makes recommendations to the Board when Board action is required; (4) makes recommendations to the Board on the compensation of the five most highly compensated executive officers; (5) establishes annually the performance criteria for the Executive Incentive Plan and certifies at the end of each year the extent to which the performance targets are met; (6) performs the administrative functions assigned to the Committee by the provisions of the Executive Incentive and the 1993 Management Stock Ownership Plans; and (7) reports the results of its actions and findings to the Board, and, with respect to the above, recommends programs and changes considered desirable. The chairman of this committee is responsible for chairing the annual review by the nonemployee directors of the performance of the Chief Executive Officer. There were six meetings of the Human Resources Committee in 1994.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table shows, for the fiscal years ended December 31, 1992, January 2, 1994, and January 1, 1995, the cash compensation paid by the Corporation and its subsidiaries as well as certain other compensation paid for those years to each of the five most highly compensated executive officers of the Corporation (the "Named Executives") in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM COMPENSATION
                                                                              AWARDS
                                                                      -----------------------
                                                                                   NUMBER OF
                                        ANNUAL COMPENSATION                        SECURITIES
                                 ----------------------------------   RESTRICTED   UNDERLYING
                                                       OTHER ANNUAL     STOCK       OPTIONS      ALL OTHER
        NAME AND                  SALARY     BONUS     COMPENSATION     AWARDS      GRANTED     COMPENSATION
   PRINCIPAL POSITION     YEAR     ($)        ($)         ($)(1)        ($)(2)        (#)          ($)(3)
- ------------------------  ----   --------   --------   ------------   ----------   ----------   ------------
T. K. Dunnigan..........  1994   $511,665   $260,931     $230,445      $ 329,940     46,880       $ 49,575
  Chairman and Chief      1993    487,300    193,921       98,348        320,153      9,000          4,497
  Executive Officer       1992    443,000    361,565       78,159        254,495      8,300          4,364
C. R. Moore.............  1994    342,000    174,408      233,880        339,402     48,505         20,149
  President and Chief     1993    330,000    120,351       34,875        139,500      3,700         12,769
  Operating Officer       1992    300,000    634,750(4)     26,972       107,888     10,000         22,223
R. P. Babcock...........  1994    235,000     83,889       58,731        110,551     14,820         24,915
  Vice President-Finance  1993    227,175     63,283       47,709         77,841      2,700          4,497
  and Treasurer           1992    206,523    117,991       40,997         66,890      2,700          4,364
U. Gamaggio (5).........  1994    202,798     71,182       --             95,221      4,090         36,392
  President-European      1993    120,953     15,152       --             --          --            23,821
  Division                1992      --         --          --             --          --            --
D. J. Pileggi...........  1994    188,708     98,317       33,708         61,512      6,050          9,580
  President-Electrical    1993    153,092     39,838       23,087         62,357      1,825          5,138
  Components Division     1992    141,512     50,944       34,524         38,899      1,850          4,364

- ------------

(1) The amounts reported represent cash payments of federal and state withholding taxes equal to the fair market value on the date of award of such number of shares of Common Stock that the recipient of a restricted stock award elected to forgo in favor of tax payments.

(2) Fair market value of shares awarded on the date of grant in each year. Dividends are paid to the recipients of restricted stock awards at the same time and at the same rate as paid to all shareholders. The number and value of the aggregate restricted stock holdings as of January 1, 1995, based on the closing market price of the Common Stock on December 30, 1994 of $67.125 are as follows:

Mr. Dunnigan................................................   13,950    $936,394
Mr. Moore...................................................    9,274     622,517
Mr. Babcock.................................................    3,946     264,875
Mr. Gamaggio................................................    1,483      99,546
Mr. Pileggi.................................................    2,501     167,880

(3) The amounts reported in 1994 for Messrs. Dunnigan, Moore, Babcock and Pileggi include contributions to a 401(k) plan in the amounts of $3,288, $3,231, $3,151, and $2,588, respectively; contributions to a nonqualified savings plan in the amounts of $18,311, $10,873, $5,875, and $4,322, respectively; and premiums paid by the Corporation in the amounts of $27,976, $6,046, $15,888, and $2,670, respectively, for group-term life insurance and whole life insurance having an aggregate face value equal to 1 1/2 times each person's annual base salary and average bonus. The amounts reported in 1993 and 1992 for Messrs. Dunnigan, Babcock, and Pileggi are contributions to a 401(k) plan, and the amounts reported for Mr. Moore for such years are contributions to a 401(k) plan ($4,222 and $4,364) and a nonqualified savings plan ($8,547 and $17,859). The amounts reported in 1994 and 1993 for Mr. Gamaggio are premiums paid by the Corporation for whole life insurance that will provide a monthly pension benefit to him beginning at age 65 which is in lieu of his participation in the company-sponsored pension plan.

(4) Comprised of profit-sharing earnings of $147,750 under the Management Incentive Plan administered by the Human Resources Committee of the Board, and the following one-time bonus payments, which were determined independently of the compensation program administered by the Committee: a signing bonus of $100,000 in connection with a two-year employment agreement with the Corporation and compensation of $387,000 pursuant to an agreement between Mr. Moore and American Electric prior to its acquisition by the Corporation, the payment of which was contingent upon his active assistance in connection with the sale of that company to the Corporation and his continued employment for a one-year period after the acquisition date.

(5) Mr. Gamaggio's compensation is paid in German marks. The compensation amounts have been converted into U.S. dollars based on the average of the high and low exchange rates for the year in which the compensation was paid (DM 1.62 in 1994; 1.65 in 1993). The amounts reported for 1993 are for the period beginning May 17, the date that Mr. Gamaggio joined the Corporation.

STOCK OPTION GRANTS

    The following table contains information concerning the grant of stock options under the Corporation's 1993 Management Stock Ownership Plan to the Named Executives as of the end of the last fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                            -----------------------------------------------------     POTENTIAL REALIZABLE
                            NUMBER OF                                                   VALUE AT ASSUMED
                            SECURITIES   PERCENT OF                                   ANNUAL RATES OF STOCK
                            UNDERLYING  TOTAL OPTIONS                                  PRICE APPRECIATION
                             OPTIONS     GRANTED TO     EXERCISE                       FOR OPTION TERM(2)
                             GRANTED    EMPLOYEES IN      PRICE     EXPIRATION     -------------------------
                               (#)       FISCAL YEAR    ($/SH)(1)      DATE           5%             10%
                            ---------   -------------   ---------   -------------  ------------   ----------
T. K. Dunnigan............    10,120(3)      3.49%      $ 64.0625     02-02-04      $407,721      $1,032,873
                              12,253(4)      4.22         66.0625     12-09-04(6)    509,068       1,290,077
                              12,253(4)      4.22         66.0625     12-09-04(6)           (7)    1,290,077
                              12,254(4)      4.22         66.0625     12-09-04(6)           (7)    1,290,182

C. R. Moore...............    18,000(5)      6.20         58.6875     01-03-04       664,349       1,683,590
                               5,925(3)      2.04         64.0625     02-02-04       238,710         604,720
                               8,193(4)      2.82         66.0625     12-09-04(6)    340,390         862,613
                               8,193(4)      2.82         66.0625     12-09-04(6)           (7)      862,613
                               8,194(4)      2.82         66.0625     12-09-04(6)           (7)      862,718

R. P. Babcock.............     3,000(3)      1.03         64.0625     02-02-04       120,866         306,188
                               3,940(4)      1.36         66.0625     12-09-04(6)    163,693         414,829
                               3,940(4)      1.36         66.0625     12-09-04(6)           (7)      414,829
                               3,940(4)      1.36         66.0625     12-09-04(6)           (7)      414,829

U. Gamaggio...............     2,050(3)      0.71         64.0625     02-02-04        82,588         209,228
                                 680(4)      0.23         66.0625     12-09-04(6)     28,252          71,595
                                 680(4)      0.23         66.0625     12-09-04(6)           (7)       71,595
                                 680(4)      0.23         66.0625     12-09-04(6)           (7)       71,595

D. J. Pileggi.............     2,050(3)      0.71         64.0625     02-02-04        82,588         209,228
                               1,333(4)      0.46         66.0625     12-09-04(6)     55,381         140,347
                               1,333(4)      0.46         66.0625     12-09-04(6)           (7)      140,347
                               1,334(4)      0.46         66.0625     12-09-04(6)           (7)      140,452

- ------------

(1) Based on the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange Composite Tape ("NYSE Tape") on the dates of grant. The exercise price may be paid in cash or by tendering shares of the Corporation's Common Stock valued at the closing price reported on the NYSE Tape for the day immediately preceding the date of exercise.

(2) The dollar amounts under these columns are the result of calculations at the arbitrary rates of 5% and 10% set by the Securities and Exchange Commission and are not a forecast of the value of the Common Stock.

(3) Option becomes exercisable in three equal annual installments beginning February 2, 1995.

(4) Option installment becomes exercisable when and if the specified stock price target for the Common Stock is achieved and maintained for a period of twenty consecutive trading days by June 30, 1998.

(5) Option becomes exercisable in three equal annual installments beginning January 3, 1995.

(6) Option installment expires if the specified stock price target is not achieved by June 30, 1998.

(7) No amount is reported because the stock price target for the installment to vest would not be achieved by June 30, 1998, if the stock price appreciation were to be 5% per year.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the Named Executives concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                    SHARES                   UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                   ACQUIRED      VALUE        OPTIONS AT 1-1-95 (#)             1-1-95 ($)(2)
                                  ON EXERCISE   REALIZED   ---------------------------   ---------------------------
    NAME                              (#)        ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- --------------------------------  -----------   --------   -----------   -------------   -----------   -------------
T. K. Dunnigan..................     --            --         57,711         46,880       $ 729,923      $  70,050
C. R. Moore.....................     --            --         13,700         48,505          71,875        196,137
R. P. Babcock...................     --            --         15,400         14,820         154,275         21,746
U. Gamaggio.....................     --            --         --              4,090          --              8,446
D. J. Pileggi...................     1,900      $ 45,675      10,325          6,050         101,598         10,528

- ------------

(1) Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(2) Market value of in-the-money option shares on January 1, 1995 ($67.125), less option exercise price.

PENSION PLAN

    Based on compensation that is covered under the Executive Retirement Plan ("ERP") and years of service with the Corporation and its subsidiaries, the following table gives the aggregate annual retirement income covered participants will receive upon retirement at age 60 or later with the required minimum of 20 years of credited service or more under the ERP. The ERP is an unfunded, nonqualified retirement plan for designated corporate officers and key executives that provides supplemental benefits, including amounts that would otherwise be denied participants by reason of certain limitations imposed on qualified plan benefits by the Internal Revenue Code of 1986, as amended. The benefit payable under the ERP incorporates amounts payable to a participant from
(1) a qualified pension plan; (2) the employer-paid portion of his or her Social Security benefit; and (3) the employer-paid portion of a participant's 401(k) and nonqualified savings plan accounts.

                               PENSION PLAN TABLE

    HIGHEST
    5-YEAR
    AVERAGE                         YEARS OF SERVICE
 COMPENSATION       -------------------------------------------------
    LEVELS             20           25           30        35 OR MORE
- ---------------     --------     --------     --------     ----------
   $ 150,000        $ 75,000     $ 86,250     $ 97,500      $ 108,750
     200,000         100,000      115,000      130,000        145,000
     300,000         150,000      172,500      195,000        217,500
     400,000         200,000      230,000      260,000        290,000
     500,000         250,000      287,500      325,000        362,500
     600,000         300,000      345,000      390,000        435,000
     700,000         350,000      402,500      455,000        507,500
     800,000         400,000      460,000      520,000        580,000

    Covered compensation is comprised of annual base salary and incentive compensation paid under the Thomas & Betts Corporation Executive Incentive Plan. Benefit amounts shown in the above table assume that payments are made on a 10-year certain and life annuity.

    The Named Executives had the equivalent of the following years of credited service under the terms of the ERP as of February 3, 1995: Mr. Dunnigan, 33; Mr. Moore, 9; Mr. Babcock, 20; Mr. Gamaggio, 2; and Mr. Pileggi, 15.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

    The Corporation has an agreement with each of the Named Executives providing for continuation of employment for a term of three years following any change of control of the Corporation. Each agreement provides for compensation to be continued during the three-year term at least at the same level that existed prior to the time of a change of control provided the person continues employment, leaves employment for good reason, or is terminated without cause. Events that constitute leaving employment for good reason are: the assignment of duties inconsistent with the person's position; the diminution of the person's position, authority, duties or responsibilities; failure to provide compensation and/or benefits specified in the agreement; relocation to an office that is 35 miles or more from the location where the person was employed immediately prior to the change of control; or failure to require any successor to the Corporation to assume and agree to perform the agreement. A person's employment may be terminated for cause, which is an act or acts of dishonesty intended to result in substantial personal enrichment, willful violations of the person's duty to perform responsibilities under the agreement, or conviction of a felony. Each agreement also provides for immediate vesting of stock options and restricted stock awards if the person's employment is terminated following a change of control. Any amount payable under the agreement will be reduced by the amount of any compensation earned by the person from other employment during the term of the agreement.

INDEBTEDNESS OF MANAGEMENT

    Mr. Gamaggio, who is named in the preceding tables, has received bridge loans totaling DM 170,000 from the Corporation to assist him in the purchase of a principal residence upon relocation. The loans, which are to be repaid by April 30, 1996, bear interest at an annual rate of 5%, are evidenced by promissory notes, and are secured by assignment to the Corporation of DM 200,000 from the proceeds of the sale of another residence owned by Mr. Gamaggio. The largest aggregate amount of indebtedness outstanding during the last fiscal year and as of March 6, 1995, was DM 170,000 ($121,014 at the exchange rate of DM
1.4048 on March 6, 1995).

                         THE HUMAN RESOURCES COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

1. Executive Compensation Philosophy

    The executive compensation program is designed to align shareholder and management interests, to balance annual performance targets with actions needed for the long-term success of the Corporation, and to attract, motivate, and retain key executives.

        (a) Pay Positioning: Thomas & Betts positions total direct compensation (i.e., base salary, annual incentive, and long-term incentive gain opportunity) at the median of general industry companies, a high percentage of which are represented in the S&P 400. This is a much broader group than the electrical/electronics companies that make up the line-of-business index shown in the performance graph that follows this report. Since electrical/electronics compensation levels are generally consistent with general industry levels (where pay and performance data is more easily accessible), the Committee believes that general industry companies represent an appropriate comparative framework. Compensation is sufficiently variable so that there will be a strong relationship between total return to shareholder performance and actual total direct compensation levels over time. In fact, over the past nine years, the Chief Executive Officer's actual total direct compensation has been well aligned with the Corporation's common stock performance relative to the S&P 400.

        (b) Pay Mix: Like total direct compensation, each component is positioned at the median of general industry companies.

           (i) Base Salary: Base salaries are set by periodic comparison to external rates of pay for comparable positions within general industry and are targeted at the 50th percentile for such positions. Individual salaries are considered for adjustment annually; adjustments are based upon general movement in salary levels in general industry, individual performance, and potential and/or changes in duties and responsibilities. Actual salaries may range from 20% below to 20% above targeted salary levels. As a group, the average of the named executive officers' base salaries in 1994 was at the targeted level.

           (ii) Annual Incentive: Annual incentives are based upon actual performance compared to established corporate and divisional performance goals. Annual incentives range between 20% and 40% of base salary for median performance and provide a maximum payout of between 60% and 100% of base salary for superior performance. Annual bonus opportunities are targeted to be at the 50th percentile for general industry when performance is at the 50th percentile and at the 75th percentile for general industry when performance is at that level. For the Chief Executive Officer and other corporate staff executive officers, the annual incentive for 1994 is based solely on return on equity (ROE) relative to the S&P 400. ROE attainment was at the mid-point of the performance range and resulted in a mid-point payout to these executives. For the two divisional executive officers named in the Summary Compensation Table, the annual incentive payments for 1994 are based on corporate ROE (25% weighting) and the performance of each officer's division on sales (25%), income (25%), and cash flow (25%). As a group, the average of the named executive officers' incentive payments for fiscal year 1994 was 47% of base salary.

           (iii) Long-Term Incentives: Long-term incentive awards are made in the form of stock options and restricted stock awards, which are typically granted annually. Combined stock option and restricted stock awards are targeted to provide a gain opportunity at the 50th percentile for general industry, according to a mix predetermined by the Committee. For executive officers, this gain opportunity ranges from 52% to 124% of base salary. Individual grants may vary based on the Committee's assessment of individual performance and potential. As a group, the average of the named executive officers' annual long-term incentive awards in 1994 was 82% of base salary. In determining stock option and restricted stock awards, the Committee does not consider the amount of options and restricted stock granted in prior years. Options are granted at fair market value on the date of grant, have a term of ten years, and vest after one year for awards under the 1990 Stock Option Plan and over a three-year period at the rate of one-third per year for awards under the 1993 Management Stock Ownership Plan. Restricted stock vests at the end of three years.

           A special long-term incentive award consisting of a stock option for 18,000 shares and a restricted stock award of 4,000 shares was granted to the President and Chief Operating Officer effective as of January 3, 1994, in recognition of his election to that office.

           In December 1994, the Committee made special one-time performance-based stock option and restricted stock grants to executive officers, including those named in the Summary Compensation Table, and to selected senior executives. These grants were made to emphasize shareholder value creation, recognize the executives' efforts in connection with the divestiture of the Vitramon Division, and reinforce the importance of a successful restructuring of the organization. The special restricted stock grants to the named executives, as a group, had a value equal to 17% of base salary. The performance-based stock options represent 66% of the total option shares granted to the named executives in 1994. The performance options consist of three installments, each of which vests only if the specified stock price target for that installment is achieved and maintained for a period of twenty consecutive trading days by June 30, 1998.

2. Chief Executive Officer Compensation

    The Chief Executive Officer's base salary in 1994, $511,665, was increased by 5% over the prior year. This placed the Chief Executive Officer's base salary slightly below the median paid to the chief executive officers in general industry companies of comparable size. The Committee based this increase on the successful implementation of the strategic plan, comparability with other positions within general industry at the 50th percentile and the length of time the Chief Executive Officer has been in this position.

    The Chief Executive Officer's target annual incentive was 40% of base salary in 1994, and the maximum incentive was 100% of base salary. The Corporation's 1994 return on equity was 13.1%, which was at the mid-point of the performance range, and resulted in the Chief Executive Officer receiving an annual incentive of $260,931.

    The Chief Executive Officer was granted stock options for a total of 46,880 shares and restricted stock awards for 8,687 shares. Of these shares, 36,760 and 1,937 represent, respectively, performance stock option and restricted stock grants made under the special performance program discussed in the previous section. As in previous years, the Committee targeted the gain opportunity from the normal stock option and restricted stock awards to provide a gain opportunity at the 50th percentile of general industry according to a mix predetermined by the Committee.

3. Policy Regarding Executive Compensation Deductibility

    The Corporation's Executive Incentive Plan was approved by the shareholders last year and annual incentive paid under the Plan qualifies as performance-based compensation.

    The Corporation's 1993 Management Stock Ownership Plan was approved by the shareholders and stock options granted under the Plan prior to the Corporation's 1997 annual shareholders' meeting qualify as performance-based compensation under the transition rules proposed by the Internal Revenue Service.

    No action is being taken with respect to restricted stock awards granted by the Committee, which do not qualify as performance-based compensation. Nevertheless, these awards play an important role in the Corporation's executive compensation program, and they will be continued. In addition, it is unlikely that restricted stock and other nonqualified compensation paid to any executive, as calculated under the Code, will exceed the $1 million per year limit.

                                          Ernest H. Drew, Chairman
                                          Ian M. Ross
                                          William H. Waltrip

PERFORMANCE GRAPH

    The graph set forth below provides comparisons of the yearly percentage change in the cumulative total shareholder return on the Corporation's Common Stock with the cumulative total return of Standard & Poor's 500 Stock Index and Standard & Poor's Electrical Equipment Index for the five fiscal years ended January 1, 1995.

                       FIVE-YEAR CUMULATIVE TOTAL RETURN
                       AMONG THOMAS & BETTS, S&P 500 AND
                         S&P ELECTRICAL EQUIPMENT INDEX
                  (ASSUMES $100 INVESTED ON DECEMBER 31, 1989
                         AND REINVESTMENT OF DIVIDENDS)

                      1989        1990          1991          1992          1993          1994
                      ----        ----          ----          ----          ----          ----
      THOMAS
      &
      BETTS        $ 100.00     $ 98.86       $125.19       $147.68       $136.63       $162.30
       %
       CHANGE
       YEAR
       TO
       YEAR                        (1.1)%        26.6%         18.0%         (7.5)%        18.8%

      S&P
      ELECTRICAL
      EQUIPMENT
      INDEX          100.00       91.96        121.91        133.50        161.07        162.95
       %
       CHANGE
       YEAR
       TO
       YEAR                        (8.1)%        32.6%          9.5%         20.7%          1.2%

      S&P
      500            100.00       96.90        126.42        136.05        149.76        151.74
       %
       CHANGE
       YEAR
       TO
       YEAR                        (3.1)%        30.5%          7.6%         10.1%          1.3%

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The independent public accountants for the Corporation in fiscal year 1994 were KPMG Peat Marwick LLP. The Board, upon the recommendation of the Audit Committee, has appointed this firm, subject to ratification by the shareholders, to audit the financial statements of the Corporation for the fiscal year 1995 and until the 1996 Annual Meeting of Shareholders. The firm has audited the Corporation's financial statements annually since 1969, is considered to be well qualified, and has no financial interest, direct or indirect, in the Corporation or any subsidiary of the Corporation. If the shareholders do not ratify this appointment, the Audit Committee and the Board will consider the appointment of other independent public accountants.

    Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting to make a statement if they desire to do so, and to respond to appropriate questions.

    Ratification of the appointment of KPMG Peat Marwick LLP will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast, either for or against this proposal, in accordance with the New Jersey Business Corporation Act.

            THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

                             SHAREHOLDER PROPOSALS

    Shareholder proposals intended to be presented at the 1996 Annual Meeting of Shareholders, in addition to meeting certain eligibility requirements established by the Securities and Exchange Commission, must be in writing and received by the Corporate Secretary at the Corporation's principal executive offices by November 21, 1995, to be considered for inclusion in the Corporation's proxy statement and form of proxy for the 1996 Annual Meeting of Shareholders.

                                 OTHER BUSINESS

    The Annual Meeting is called for the purposes set forth in the Notice. The Board does not know of any matter for action by shareholders at such meeting other than the matters described in the Notice. To be properly brought before the Annual Meeting, the matter must be an appropriate subject for shareholder consideration, timely notice thereof must be given in writing to the Corporate Secretary, and other applicable requirements must be met. In general, such notice is timely if it is delivered to the Corporate Secretary at the principal executive offices of the Corporation not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. Alternative notice deadlines apply if the date of the annual meeting differs by more than 30 days from the date of the previous year's annual meeting. The By-laws specify the information to be included in the shareholder's notice. An interested shareholder can obtain a complete copy of the By-law provisions by making a written request therefor to the Corporate Secretary. The enclosed proxy will confer discretionary authority with respect to matters which are not known at the date of printing hereof but which may properly come before the Annual Meeting. It is the intention of the persons named in the proxy to vote in accordance with their best judgment on any such matter.

                                          By Order of the Board of Directors,
                                          JANICE H. WAY, Corporate Secretary

P R O X Y
                            THOMAS & BETTS CORPORATION
                 (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)
                  ANNUAL MEETING OF SHAREHOLDERS - MAY 3, 1995

The undersigned hereby appoints T. KEVIN DUNNIGAN, RONALD P. BABCOCK and JERRY KRONENBERG as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Thomas & Betts Corporation held by the undersigned on March 6, 1995, at the Annual Meeting of Shareholders to be held on May 3, 1995, or any adjournment thereof.

Nominees for election as directors:

R.B. Carey, Jr., E.H. Drew, T.K. Dunnigan,           CHANGE OF ADDRESS ONLY:
J.K. Hauswald, T.W. Jones, R.A. Kenkel,         _______________________________
K.R. Masterson, C.R. Moore, J.D. Parkinson,     _______________________________
I.M. Ross, and W.H. Waltrip.                    _______________________________
                                                _______________________________
                                                (If you have written in the
                                                above space, please mark the
                                                corresponding box on the reverse
                                                side of this card)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                              --------------
                                                                SEE REVERSE
                                                                   SIDE
                                                              --------------

/X/ PLEASE MARK YOUR
    VOTE AS IN THIS
    EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED HEREIN, BUT IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                                   FOR       WITHHELD
1. Election of
   Directors                      /   /       /   /
   (see reverse)
For, except vote
withheld from the
following nominee(s):

_____________________


                                   FOR        AGAINST      ABSTAIN
2. Ratification of
   appointment of                 /   /       /   /         /   /
   KMPG Peat Marwick
   LLP as independent
   public accountants.


3. In their discretion, the
   Proxies are authorized to
   vote upon such other
   business as may properly
   come before the meeting.



                                Check this
                                box to note         /   /
                                change of
                                address

                                NOTE: Please sign exactly as your name or names
                                      appear on this Proxy.  Joint owners
                                      should each sign personally. When signing as attorney, executor, administrator, guardian, custodian, or corporate official, sign name and title.


                                ________________________________________________

                                ________________________________________________
                                SIGNATURE                                DATE